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                      STATE STREET BANK AND TRUST COMPANY
                INVESTMENT FUNDS FOR TAX EXEMPT RETIREMENT PLANS

                         AMENDMENT AND FUND DECLARATION

                             RUSSELL 2000 INDEX FUND

Pursuant to Articles III and VII of the Second Amended and Restated Declaration of Trust for the State Street Bank and Trust Company Investment Funds for Tax Exempt Retirement Plans, dated March 13, 1997 (the "Declaration of Trust") State Street Bank and Trust Company (the "Trustee"), by its execution of this Amendment and Fund Declaration, hereby amends the Russell 2000 Non-Lending Fund and restates it as the Russell 2000 Index Fund (the "Fund"). The Trustee agrees that it will hold, administer and deal with all money and property received by it as Trustee of the Fund in accordance with the terms of the Declaration of Trust, subject to the additional terms and conditions set forth in this Amendment and Fund Declaration.


1. NAME OF THE FUND:

   Russell 2000 Index Fund

2. EFFECTIVE DATE OF THE AMENDMENT AND FUND DECLARATION:

   January 1, 2000

3. INVESTMENT OBJECTIVES OF THE FUND:

   The Investment Objective of the Fund shall be to match, as closely as possible, the return of the Russell 2000 Index (the "Index").

4. PERMITTED CLASSES OF ASSETS AND INVESTMENT STRATEGY OF THE FUND:

   The Fund seeks to achieve its objective by making investments in common stocks which are contained in the Index (the "Investments") and may also hold U.S. Treasury Bills, short-term fixed income securities, equity index futures, Standard & Poor's Depository Receipts ("SPDRs") traded on the American Stock Exchange and other similar derivative instruments as deemed appropriate by the Trustee.

   Investments shall be selected on the basis of tracking the Index. The investment universe shall consist substantially of the equity securities contained within the Index at the time the investment is made, and include collective investment funds with similar investment objectives. The allocation and balance of Investments


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    within the Fund may be re-weighted or replaced in order to maintain the industry weightings consistent with the Index. The Fund will be rebalanced periodically to reflect any changes in the Index and all dividends and realized capital gains shall be reinvested.

    The Fund may invest excess cash in short-term securities and instruments including, but not limited to the Short Term Investment Fund ("STIF") or other short-term cash funds maintained by the Trustee, as well as shares of the SSgA Money Market Fund and the SSgA Yield Plus Fund (the "Mutual Funds"), short-term registered mutual funds for which the Trustee acts as investment advisor.

5.  OPERATIONS OF THE FUND:

    The Trustee intends to operate the Fund as a "qualifying entity" pursuant to Regulation 4.5 (17 CFR Section 4.5) of the Commodity Futures Trading Commission ("CFTC"). Therefore, the Fund will limit its positions in commodity futures or options contracts which do not come within the meaning and intent of Regulation 1.3(z)(l) (17 CFR Section 1.3 (z)(1)) of the CFTC to positions for which the aggregate initial margin and premiums will not exceed five percent (5%) of the net asset value of the Fund.

    Each business day shall be a Valuation Date (as defined in the Declaration of Trust).

6.  FEES AND EXPENSES:

    With respect to the Fund assets invested in the Mutual Funds, the Fund will indirectly incur management fees and other charges paid to the Trustee, which currently do not exceed forty-one (41) basis points. The Trustee will waive the allocable portion of each participant's management fee for the Fund that is attributable to such investment of cash in any Mutual Fund.

    The Fund will be charged a custody fee as set forth on the attached schedule. The Fund will also be charged an annual audit fee, and such other fees as are permitted by the Declaration of Trust.

STATE STREET BANK AND TRUST COMPANY

BY: /s/ Timothy B. Harbert
    -----------------------------
NAME:  Timothy B. Harbert
TITLE: Executive Vice President




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                           SCHEDULE OF CUSTODY CHARGES


The Trustee will charge the Fund an annual custody fee equal to 2.0 basis points of the net asset value of the Fund and transaction fees equal to $12 per Fund transaction.